                                                                    EXHIBIT 12.1

                                                                  September 30,
                             1993    1994   1995   1996    1997       1998
                            ------  ------  ----- ------  ------  -------------
Pretax Income (loss)......  (4,833) (5,370) 4,480  9,830  29,943     (74,236)
Minority interest in net
 income (loss) of
 subsidiary...............     --      --     --     (15)    (15)        --
Interest expense..........      82     285    413    275   2,090       5,483
Rental expense............     234     322    496    862     313         234
                            ------  ------  ----- ------  ------     -------
Earnings (loss) before
 interest, taxes and fixed
 charges..................  (4,517) (4,763) 5,389 10,952  32,331     (68,519)
                            ======  ======  ===== ======  ======     =======
Total fixed charges.......     316     607    909  1,122   2,388       5,717
Ratio of earnings (loss)
 to fixed charges.........  (14.29)  (7.85)  5.93   9.63   13.45      (11.98)
                            ======  ======  ===== ======  ======     =======
Coverage surplus
 (deficiency).............  (5,149) (5,977) 3,571  8,693  27,540     (79,953)
                            ======  ======  ===== ======  ======     =======